Exhibit 99.1

Press Release
May 26, 2015

7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Announces Indefinite Idle of Minnesota Operations

FORT WAYNE, INDIANA, May 26, 2015 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced plans to idle its Minnesota ironmaking operations located in Chisholm and Hoyt Lakes, MN, effective immediately.  These operations are comprised of a jointly-owned iron concentrate production facility (Mining Resources) and a jointly-owned iron nugget production facility (Mesabi Nugget).  Management and the company’s board of directors have elected to idle the operations for an initial twenty-four month period given the continued significant decline in pig iron pricing, which has resulted in the cost of iron nugget production being meaningfully higher than product selling values.

“With this action, we are actively responding to the unprecedented decline in iron ore pricing, which recently led to an extreme decrease in pricing for pig iron, our end product,” stated Mark D. Millett, Chief Executive Officer.  “Current global currency dynamics and world iron ore supply / demand factors support lower pig iron prices. We currently do not see strong drivers that would suggest a reversal of this trend for some time.  Our Minnesota operations were intended to serve as a hedge to high pig iron and scrap prices.  While this lower raw material cost environment certainly advantages our steel operations, it has resulted in an uneconomic situation for our iron nugget operations.

“We deeply regret the need to take this action, as the men and women in Minnesota have made great strides in production capability and cost savings relative to this pioneering effort.  I commend their dedication, hard work, and strong commitment to the company and area communities.”

In total, approximately 200 positions will be reduced in Minnesota.  However, the company is taking numerous steps to provide opportunities for employment at other Steel Dynamics locations and subsidiaries where available.   A small group of individuals will be retained in Minnesota to maintain the site and facilities.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $8.8 billion in 2014, over 7,700 employees, and manufacturing facilities primarily located throughout the United States (including six steel mills, eight steel coating facilities, two iron production facilities, over 90 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the nonresidential and residential construction, automotive, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com.

Contact:  Theresa E. Wagler, Executive Vice President and Chief Financial Officer —+1.260.969.3500